Exhibit 99.1

Isle of Capri Casinos, Inc. to Call Special Meeting to

Amend Certificate of Incorporation

St. Louis, Mo., January 19, 2011 - Isle of Capri Casinos, Inc. (Nasdaq: ISLE) today announced that in connection with its previously announced public offering of common stock it has entered into a governance agreement with Robert S. Goldstein, Isle’s vice chairman, and Jeffrey D. Goldstein and Richard A. Goldstein, two of Isle’s directors, and GFIL Holdings, LLC, an entity controlled by Jeffrey D. Goldstein, Robert S. Goldstein and Richard A. Goldstein, pursuant to which Isle has agreed, among other things, to propose, and recommend that stockholders approve, amendments to its Certificate of Incorporation at a special meeting of stockholders to be held in the first calendar quarter of 2011.  The amendments, if approved, will require a vote of 66 2/3% of Isle’s common stock, voting as a single class, to authorize, adopt or approve certain extraordinary corporate transactions and, will provide for the classification of Isle’s board of directors into three classes each serving a three-year term.  If shareholders approve the amendments, Isle’s board of directors will adopt all necessary amendments to Isle’s by-laws to be consistent with the amendments to Isle’s Certificate of Incorporation.  A copy of the Governance Agreement has been filed with the Securities and Exchange Commission on January 19, 2011 as an exhibit to a Current Report on Form 8-K.

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About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 15 casino properties. The Company owns and operates casinos domestically in Biloxi, Lula, Natchez and Vicksburg, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. Additionally, the Company was chosen to develop a new, Isle-branded gaming facility in Cape Girardeau, Missouri, which is expected to open in late 2012.  More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K/A for the most recently ended fiscal year.

Contacts

For Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Haynes, Senior Director Corporate Communication-314.813.9368

http://www.islecorp.com/

SOURCE Isle of Capri Casinos, Inc.